CONTINUOUS TEXT of the articles of association of Core Laboratories N.V., with corporate seat in Amsterdam, after partial amendment to the articles of association dated 16 May 2012 before M.D.P. Anker, civil law notary in Amsterdam.

Trade register number: 33261158

This is a translation into English of the original Dutch text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.
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ARTICLES OF ASSOCIATION
DEFINITIONS
Article 1.
The terms used in the Articles of Association of this company are defined below:

a.	the company: the legal entity to which these Articles of Association appertain;

b.	the board of management: the management board of the company;

c.	the board of supervisory directors: the board of supervisory directors of the company;

d.	rights attached to depositary receipts for shares: the rights which the (Dutch) Civil Code grants to holders of depositary receipts for shares which have been issued with the cooperation of a company;

e.	persons entitled to attend meetings: the company's shareholders, usufructuaries and pledgees holding the rights attached to depositary receipts for shares of the company;

f.
the general meeting: either the body that comprises the voting shareholders of the company and other persons within the company entitled to vote or the meeting of persons entitled to attend meetings of the shareholders of the company;

g.
the meeting of holders of shares of a special class: either the body that comprises the persons holding the voting rights over shares of a special class or the meeting of persons holding the voting rights over shares of a special class;

h.
distributable reserves: that part of the company's equity which exceeds the sum of the paid and called-up capital and the reserves which have to be maintained by virtue of the law and/or these Articles of Association;

i.	annual accounts: the balance sheet, the profit and loss account and explanatory notes to these documents;

j.	subsidiary: a legal entity
(a) in the general meeting of which the company or one or more of its subsidiaries can, whether or not by virtue of an agreement with other persons entitled to vote, exercise on its own or together with others more than half of the voting rights or
(b) of which the company or one or more of its subsidiaries is or are a shareholder and in which it or they can, whether or not by virtue of an agreement with other persons entitled to vote, appoint or dismiss on its own or together with others more than half of the managing or supervisory directors, even if all those entitled to vote do so, as well as other legal entities which the law equates with subsidiaries, all the aforegoing within the meaning of article 2:24a of the (Dutch) Civil Code;

k.	group company: a legal entity with which the company is structurally associated into an economic unity.
NAME, CORPORATE SEAT, DURATION
Article 2.

1.	The name of the company is: Core Laboratories N.V..

2.	It has its corporate seat at Amsterdam.

3.	The company shall continue to exist for an indefinite period of time.
OBJECTS
Article 3.
The objects of the company are:

1.
the acquisition, possession, administration, sale, exchange, transfer and investment in and disposal of shares, bonds, funds, order documents, evidences of indebtedness and other securities, the borrowing of money and the issuance of documents evidencing indebtedness therefor, as well as the lending of money;

2.	the granting of suretyships for the fulfilment of obligations of the company or of third parties;

3.	The acquisition of:
a. income arising from the disposal or licensing of copyrights, patents, designs, secret processes or formulae, trademarks and similar interests;
b. royalties, including rentals, in respect of or relating to the use of industrial, commercial or scientific equipment as well as in respect of the exploitation of a mine or quarry or any other natural resource and other real properties;
c. consideration for the rendering of technical assistance and scientific analyses and related services;

4.	the acquisition, possession, disposal, administration, development, lease, letting, mortgaging or in general the encumbrance of real property and any right to or interest in real property;

5.
the trading in, including wholesale, distributive and future trade, the manufacturing, as well as the import and export of raw materials, minerals, metals, organic materials, semi-finished products and finished products of whatever nature and under whatever name;

6.	the acting as a holding company;

7.	the participation in and the management and joint management of other companies and enterprises; and

8.	the performance of everything connected with the foregoing in the widest sense of the word.
SHARE CAPITAL, SHARES, DEPOSITARY RECEIPTS
Article 4.

1.
The authorised share capital of the company amounts to four million one hundred twenty thousand euros (EUR 4,120,000.--), divided into two hundred million (200,000,000) ordinary shares and six million (6,000,000) preference shares, each with a nominal value of two eurocents (EUR 0.02).

2.	The common shares and the preference shares shall be in registered form only. No share certificates shall be issued.

3.
Where in these Articles of Association the terms shares and/or shareholders are used without any further specification, these terms shall refer to the common shares and the preference shares and holders of such shares respectively.

4.	The company shall not co-operate with the issuance of depositary receipts in respect of its shares.

5.
Each outstanding preference share may be converted by the holder thereof into a common share on such terms and conditions as shall be determined by the board of supervisory directors at the time the preference shares are issued. At conversion, the preference share concerned shall acquire all characteristics of a common share. Conversion shall not take place if and insofar as the number of outstanding common shares would exceed the number of common shares referred to in paragraph 1 of this article.

ISSUES OF SHARES
Article 5.

1.
Shares that have not yet been issued shall, up to the amount of the authorized capital, with due observance of the provisions of the (Dutch) Civil Code, be capable of being issued by virtue of a resolution of the board of supervisory directors. The authority or the board of supervisory directors, as referred to in the preceding sentence, shall terminate five years after the date of execution of this deed, unless the general meeting has extended such authority.

2.
In case the board of supervisory directors no longer has the authority referred to in paragraph 1 of this Article, any resolution to issue shares shall require the prior approval of the board of supervisory directors.

3.	Any resolution to issue shares shall stipulate the terms and conditions of issuance.
PRE-EMPTIVE RIGHTS.
Article 6.

1.
Except as provided below, in the event of the issue of new common shares, each holder of common shares shall have a pre-emptive right to subscribe to such shares pro rata to his existing holding of such shares. No pre-emptive rights are attached to shares issued to employees of the company or employees of a group company. Shareholders shall furthermore have no pre-emptive right in respect of shares issued for a non-cash contribution.

The holders of preference shares shall have no pre-emptive rights to subscribe to shares, whereas holders of common shares shall have no pre-emptive rights to subscribe to preference shares.

2.
Pre-emptive rights can, with due observance of the relevant provisions of the (Dutch) Civil Code, be restricted or excluded by virtue of a resolution of the board of supervisory directors. The provisions in article 5, paragraph 1, second sentence, and article 5, paragraph 2 shall mutatis mutandis apply.

3.
The company shall announce the issue of shares to which pre-emptive rights are attached and the period in which that right is capable of being exercised in a written notification to all the shareholders sent to the addresses set forth in the register of shareholders within fourteen days of such a resolution being passed. Pre-emption rights with respect to an issue shall be capable of being exercised only during the four weeks after the day the announcement relating to such issue has been sent out.

4.
The provisions in article 5 and in this article shall apply as well to the granting of rights to subscribe for shares (other than rights granted to employees of the company or employees of a group company) within the meaning of Article 2:96A of the (Dutch) Civil Code.

Shareholders, however, shall have no pre-emptive rights for shares which are being issued to a person who exercises a previously acquired right to subscribe for shares.
PAYMENT FOR SHARES
Article 7.

1.
The full nominal amount of the shares must be paid in on issue. It may be stipulated though that a part of the nominal amount of the preference shares, not exceeding three quarters thereof, needs only be paid after the company has called it in. If a share is subscribed for at a higher price, the balance of these amounts must be paid in on issue.

2.
Payment for a share must be made in cash insofar as no other manner of payment has been agreed on. Payment in foreign currency can be made only with the approval of the company, which approval shall be deemed given upon acceptance of foreign currency by the company.

3.
Neither the company, nor any of its subsidiaries shall be allowed to grant security, provide a quotation guarantee, to guarantee in any other way or to bind itself jointly or severally with or for others with a view to the subscription or acquisition of shares or depositary receipts for shares in the company by others.

The company and its subsidiaries may only provide loans, with a view to the subscription for or acquisition by others of shares in the capital of the company or depositary receipts therefor, with due observance of the provisions of Article 2:98c (2-7) of the (Dutch) Civil Code.
ACQUISITION AND TRANSFER BY THE COMPANY OF SHARES IN ITS OWN SHARE CAPITAL
Article 8.

1.	Upon any issue of shares the company cannot subscribe for its shares.

2.
The company may acquire fully-paid shares in its own capital but only with due observance of the provisions in Article 2:98 of the (Dutch) Civil Code and furthermore with the authorization of the board of management for such acquisition by the general meeting. Such authorization shall be valid for not more than eighteen months. The general meeting must specify in the authorization the number of shares which may be acquired, the manner in which they may be acquired and the limits within which the price must be set.

3.
No authorization, as referred to in paragraph 2, shall be required for any acquisition by the company of its own shares for the purpose of transferring the same to employees of the company or of a group company under a scheme applicable to such employees. The provision in article 2:98, paragraph 5 of the (Dutch) Civil Code shall be applicable to any such acquisition.

4.
Alienation of shares held by the company in its own capital shall be effected only in pursuance of a resolution of the board of supervisory directors. Upon taking the resolution to alienate such shares, the terms and conditions of such alienation shall also be determined by the board of supervisory directors.

REDUCTION OF THE ISSUED SHARE CAPITAL
Article 9

1.
The general meeting shall, upon a proposal thereto by the board of supervisory directors, have power to pass a resolution to reduce the issued share capital either by cancelling shares or by reducing the par value of the shares by means of an amendment to the company's Articles of Association but only with due observance of the provisions in article 2:99 of the (Dutch) Civil Code.

2.
A resolution to cancel shares may only relate (i) to shares which the company holds in its own share capital or of which it holds the depositary receipts, (ii) to preference shares which may be cancelled on redemption or (iii) to the balloted preference shares that may be balloted for redemption by the board of management.

3.
Partial repayment on shares or exemption from the obligation to pay up shall only be allowed in the event of implementing a resolution to reduce the amount of the shares. Such repayment or exemption shall be allowed pro rata on all shares. The pro rata requirement may be abandoned if all shareholders consent.

4.	The notice convening a meeting at which a resolution, as mentioned in this article, is to be passed shall state the purpose of the reduction of share capital and the manner of implementation.
SHAREHOLDERS' REGISTER
Article 10.

1.	The shares shall be consecutively numbered per class from 1 onwards.

2.
The board of management or a transfer agent duly authorized by it for this purpose, shall keep a register at the office of the company containing the data referred to in article 2:85 of the (Dutch) Civil Code. The register may, at the discretion of the board of management, in whole or in part, be kept in more than one copy and at more than one place.

3.
If a share, a usufruct or a right of pledge over a share forms part of undivided property to which Title 7 of Book 3 of the (Dutch) Civil Code is applicable, then the persons jointly entitled thereto - whose names, moreover, must be recorded in the register - shall only be capable of being represented vis à vis the company by one person to be appointed by them for that purpose in a written statement.

The personal details of the representative thus appointed shall be entered into the register, and all notifications and notices to the persons jointly entitled to that undivided property shall be capable of being sent to the address, recorded in the register, of the person thus appointed.
TRANSFER OF SHARES AND LIMITED RIGHTS TO SHARES
Article 11.

1.
The transfer of shares or the transfer or termination of usufruct on shares, or else the establishment or renunciation of usufruct or a right of pledge on shares takes place with consideration of that defined in article 2:86, or else article 2:86c of the (Dutch) Civil Code.

2.
Transfers of shares shall be registered on the records maintained by or on behalf of the company for such purpose upon compliance with such transfer procedures as may be approved by the company or such transfer agent or prescribed by applicable law.

THE RIGHT OF USUFRUCT AND THE RIGHT OF PLEDGE OVER SHARES
Article 12.

1.
Each shareholder is entitled to create a right of usufruct or a right of pledge on or over the shares held by him in whole or in part. The shareholder shall have the voting rights for shares over which a right of usufruct or a right of pledge has been established.

2.
In deviation from the provision in the last sentence of the previous paragraph, the usufructuary or pledgee shall have the voting rights if this was agreed upon when the limited right was established and the usufructuary or pledgee is a person to whom the shares can freely be transferred in compliance with the provisions in these Articles of Association.

3.
If the usufructuary or pledgee is not such a person, he shall only be entitled to have the voting rights where these rights were granted upon creation of the limited right and this has been approved by the board of supervisory directors, which approval may be subject to conditions which shall be stated in the resolution of the board of supervisory directors whereby such granting is approved.

4.
If any other person, who is not at the same time a person to whom these Articles of Association allow the shares to be freely transferred, acquires the rights of a pledgee who is entitled to vote, he shall only be entitled to the right to vote if the transfer of the voting right has been approved by the board of supervisory directors.

5.	The approval referred to in paragraphs 3 and 4 hereof must be requested by registered letter addressed to the board of supervisory directors.
As promptly as practicable but at least within thirty days after a request for that approval has been received, a meeting of the board of supervisory directors shall be called, to which the request for that approval shall be submitted. If the board of supervisory directors fails to hold the said meeting, then the person who made the request shall himself have authority to call the meeting of the board of supervisory directors subject to due observance of what has been provided thereon in these Articles of Association.

6.	Shareholders not entitled to vote and usufructuaries and pledgees entitled to vote shall have the rights attached to depositary receipts for shares.
MANAGEMENT
Article 13.

1.	The company shall have a board of management, consisting of one or more members under the supervision of a board of supervisory directors.

2.	The number of managing directors in office shall be fixed by the board of supervisory directors.

3.	Natural as well as legal persons can hold the office of managing director.

4.
The general meeting shall appoint the managing directors for an unlimited period of time and shall at all times have power to suspend or dismiss any managing director. A resolution to appoint a managing director can only be passed upon recommendation by the board of supervisory directors. Each managing director can at all times also be suspended by the board of supervisory directors. A shareholders' resolution to suspend or dismiss a managing director must be passed by a two thirds majority of the valid votes cast representing more than half of the issued share capital. The provision in article 2:120, paragraph 3, (Dutch) Civil Code shall not be applicable.

5.
The appointment of the managing directors may result from a binding nomination, which provides for at least two persons for each vacancy to be filled, made by the board of supervisory directors within three months of such board being invited by means of a registered letter to do so by the board of management. In case no binding nomination has been made within the abovementioned period, the general meeting shall be free in its choice. The general meeting shall also be free in its choice if it deprives any nomination of its binding character in a resolution passed by at least two thirds of the valid votes cast at a meeting where more than half of the issued share capital is present or represented. The provisions in article 2:120, paragraph 3, (Dutch) Civil Code shall not be applicable.

6.	If, in the event of suspension of a managing director, after three months no resolution has been passed by the general meeting to dismiss him, the suspension shall terminate.

7.	A managing director shall be given the opportunity to account for his actions in the general meeting where his suspension or discharge is discussed and have an adviser assist him therein.

8.	The board of supervisory directors shall decide on the remuneration and the further terms and conditions of employment for each of the managing directors.
DUTIES AND POWERS
Article 14.

1.	The board of management shall, subject to the limitations contained in these Articles of Association, be in charge of the management of the company.

2.	If the board of management consists of more than one board member, the board of management shall appoint one of them chairman. In that case, it may also appoint a vice-chairman.

3.
The board of management shall meet whenever its chairman or two other members of that board considers this necessary. Meetings can be held both in The Netherlands and abroad. Notice of its meetings shall be given by the chairman of the board of management - stating the matters to be dealt with - and in the event of his prevention or permanent, absence by one of the other managing directors; the period of notice of the meeting being at least three days. The managing directors shall be entitled to have themselves represented by any other member of the board of management by means of an authorization in writing.

4.
The board of management shall have power to pass resolutions outside meetings as well, provided this be done (i) by unanimous vote and further in writing, by telegraph, by telefax or by telex messages or (ii) by telephone by a majority of the members of the board of management then in office and provided that all the managing directors have been consulted on the resolution to be passed and none of them objects against the applicable manner of passing a resolution.

5.
The board of management shall pass all resolutions adopted at meetings with an absolute majority of the votes of all the managing directors in office, excluding any suspended managing directors. In the event of an equal division of votes, the chairman of the board of management shall have the deciding vote.

6.
The ruling pronounced by the chairman of the board of management concerning the result of a vote, as well as the ruling concerning the contents of a resolution that has been passed, insofar as a vote was taken about a proposal other than in a written form, shall be decisive.

If, however, immediately after a ruling as referred to in the previous sentence is pronounced, its correctness is disputed, a new vote is taken provided that this is required by a majority of votes, or if, in the event of the first vote not being taken by call or not being a written one, one of those present and entitled to vote should wish so. This new vote nullifies the legal consequences of the original vote.

7.
The board of management shall require the approval of the general meeting for resolutions concerning a major change in the identity or character of the company or its business, including, in any event:

a.	the transfer of the business, or virtually the entire business, to any third party;

b.
the commencement or termination of a long-term co-operation of the company or a subsidiary thereof with another legal entity or partnership, or participation as a general partner with full liability in a limited partnership (commanditaire vennootschap) or general partnership (vennootschap onder firma), if such a co-operation or participation, or the termination thereof, is of far-reaching significance for the company;

c.    the acquisition or disposal by the company or a subsidiary thereof of a participating interest in a company's share capital the value of which amounts to at least one third of the value of the assets according to the balance sheet and explanatory notes included in the company's most recently adopted annual accounts, or, if a consolidated balance sheet has been drawn up by the company, according to the consolidated balance sheet and explanatory notes included in the most recently adopted consolidated annual accounts.

8.
Furthermore, the board of management shall need the approval of the board of supervisory directors for such management decisions as the latter board shall have decided upon by means of a resolution passed especially for this purpose of which it has informed the board of management.

9.
The absence of the approval required in accordance with paragraphs 7 and 8 of this article and paragraph 3 of article 15 shall not affect the powers of representation of the board of management or of the managing directors.

10.
The board of management shall have the obligation to act in pursuance of the directions of the board of supervisory directors regarding the general outlines of the financial, social and economic policies and regarding personnel management within the company.

11.
In the event of the prevention or permanent absence of one or more managing directors the remaining managing director(s) shall be in charge of the entire management of the company; in the event of the prevention or permanent absence of all the managing directors or of the sole managing director there must at all times be a person, who has been appointed for that purpose by the board of supervisory directors, to be in that event temporarily in charge of the management of the company.

12.
The members of the board of management shall have the obligation to attend the general meetings, unless the general meeting should decide otherwise; in the general meetings their role will be an advisory one.

REPRESENTATION
Article 15.

1.	The board of management shall represent the company. The company can also be represented by each managing director acting alone.
The board of management may authorise each employee to represent the company solely within limits to be laid down in such authorization. The board of management shall determine such employee's title.

2.
If a managing director has an interest that conflicts with that of the company, the board of management as well as each managing director shall nevertheless be able to represent the company, provided this is done in compliance with the provisions of these Articles of Association.

THE BOARD OF SUPERVISORY DIRECTORS
Article 16.

1.	The company shall have a board of supervisory directors consisting of one or more natural persons.

2.	The number of supervisory directors in office shall be fixed by the board of supervisory directors.

3.
If the board of supervisory directors consists of three, four or five members, then the board of supervisory directors itself may appoint one member of the board of supervisory directors. If the board of supervisory directors consists of six or more members, the board of supervisory directors itself may appoint two members. The board of supervisory directors shall only be entitled to effect any of the appointments as described in the preceding two sentences of this paragraph in case of death, resignation or dismissal of a member of the board of supervisory directors without the general meeting having appointed a successor. Each of the above appointments will lapse as soon as the general meeting has appointed a successing member of the board of supervisory directors in accordance with the following provisions of this paragraph. The board of supervisory directors shall at all times be empowered to suspend or dismiss each member of the board of supervisory directors appointed by it. The general meeting shall appoint all other supervisory directors with due observance of and in the way as provided in article 13, paragraph 5 and shall at all times be empowered to suspend or dismiss any such supervisory director with due observance of the provisions in article 13, paragraph 4. A resolution to appoint a supervisory director can only be passed upon recommendation by the board of supervisory directors.

4.
The general meeting of shareholders shall determine the remuneration of the supervisory directors. Any reasonable expenses incurred by supervisory directors in this capacity shall be refunded to them. The notes to the annual accounts shall contain full and detailed information on the amount and structure of the remuneration of individual supervisory directors. No personal loans can be granted to the member of the management board unless it is in the normal conduct of the company and the supervisory board has given its approval.

5.
It shall be the duty of the board of supervisory directors to exercise supervision over the board of management's conduct of affairs and over the general course of business in the company and the business enterprise connected with it. It shall offer advice to the board of management. In discharging their duties the board of supervisory directors shall have regard for the interests of the company and the business enterprise connected with it.

6.
The board of management shall supply all such information regarding the af fairs of the company to any one of the supervisory directors who should require this. The board of supervisory directors shall have power to examine all books, documents and correspondence of the company and to take cognizance of all acts that have taken place; each supervisory director shall have access to all buildings and sites that are being used by the company.

7.
The board of supervisory directors shall be entitled to ask the assistants of experts in the exercise of its duties for account of the company. In addition, the board of supervisory directors may appoint advisors to the company, without regard to any age limitation, and may grant to such advisors the title of honorary member of the board of supervisory directors or any other title it may resolve upon. The board of supervisory directors shall appoint a secretary, who needs not be a member of such board, and make arrangements for his substitution in case of his absences at meetings of such board. The secretary shall keep minutes of the proceedings at meetings of the board of supervisory directors. The minutes shall be adopted at the same or in a subsequent meeting and shall be signed by the chairman and the secretary as evidence thereof.

8.
If the board of supervisory directors consists of more than one board member, the board of supervisory directors shall appoint one of them chairman. In that case, it may also appoint a vice-chairman. The board of supervisory directors shall furthermore be empowered to appoint one or more of them to be primarily in charge of the day-to-day supervision of the board of management.

Subject to any limitations that may be imposed by applicable law, the board of supervisory directors may delegate any of its powers to committees consisting of such member or members of its body as it thinks fit; any committee as formed shall in the exercise of the power so delegated conform to any regulations that may be imposed on it by the board of supervisory directors. The board of supervisory directors may draw up its own charter, which will regulate the formalities for meetings of the board of supervisory directors to be observed, in addition to the foregoing provisions.

9.
The board of supervisory directors shall meet whenever its chairman or two other members of that board considers this necessary. Meetings can be held both in The Netherlands and abroad. Notice of its meetings shall be given by the chairman of the board of supervisory directors - stating the matters to be dealt with - and in the event of his prevention or permanent absence by one of the other supervisory directors; the period of notice of the meeting being at least eight days. The supervisory directors shall be entitled to have themselves represented by any other member of the board of supervisory directors by means of an authorization in writing.

If asked to do so, the board of management shall attend the meetings of the board of supervisory directors; in that event their role shall be an advisory one.

10
The board of supervisory directors shall have power to pass resolutions outside meetings as well, provided this be done (i) by unanimous vote and further in writing, by telegraph, by telefax or by telex messages or (ii) by telephone by a majority of the members of the board of supervisory directors then in office and provided that all the supervisory directors have been consulted on the resolution to be passed and none of them objects against the applicable manner of passing a resolution.

11.
The board of supervisory directors shall pass its resolutions adopted at meetings with an absolute majority of the votes of all the supervisory directors in office, excluding any suspended supervisory directors.

In the event of an equal division of votes, the chairman of the board of supervisory directors shall have the deciding vote.

12.
The ruling pronounced by the chairman of the board of supervisory directors regarding the outcome of a vote as well as the ruling concerning the contents of a resolution passed by the board of supervisory directors, provided that a vote has been held about a proposal not recorded in writing, shall be decisive.

If, however, the correctness of a ruling as referred to in the preceding sentence is challenged immediately after the ruling has been pronounced, then a new vote shall be held, whenever a majority of those present and entitled to vote or, if the original vote was not taken by call or ballot papers, whenever any one of those present and entitled to vote should wish so. This new vote shall nullify the legal consequences of the original vote.

13.	All resolutions of the board of supervisory directors, including those passed outside meetings, shall be entered into a register of minutes.

14.
When the company wants to establish proof of any resolution of the board of supervisory directors, the signature of one member of that board on the document in which the resolution is contained, shall suffice.

15.
A supervisory director may be appointed to the supervisory board for a three-year term. With due observance of the first sentence, each supervisory director shall be eligible for immediate re-appointment. The supervisory board shall draw up a retirement rota in order to avoid, as far as possible, a situation in which re-appointments occur simultaneously. The rota shall be made available and shall, in any event, be put on the company's website.

A member of the supervisory board shall be re-appointed only after careful consideration.

16.
If for any reason whatsoever one or more supervisory directors are permanently absent, then the remaining supervisory directors shall, as long as at least one supervisory director is in office, constitute a body capable of acting until the vacancy(ies) has/have been filled.

17.	If there is only one supervisory director, he shall have all the powers and obligations that these Articles of Association confer and impose on the board of supervisory directors and its chairman.

18.	Supervisory directors will have an advisory vote in the general meetings of shareholders.
INDEMNIFICATION
Article 17.

1.
Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, is or was or has agreed to become a supervisory or managing director of the company or is or was serving or has agreed to serve at the request of the company as a supervisory or managing director of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a supervisory or managing director of the company or in any other capacity while serving or having agreed to serve as a supervisory or managing director, shall be indemnified by the company against all expense, liability and loss (including without limitation, attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably and actually incurred or suffered by such person in connection therewith.

2.
Such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors of his or her last will and testament, and the administrators of his estate.

3.
If the damage was caused by seriously culpable conduct (which the parties intend to be functionally the same as “gross negligence or wilful misconduct” standards used in New York state law which, while not superseding the Dutch law governing the relationship between Dutch companies and the directors thereof, reflects the parties' intent as to the principles which, in the absence of clear Dutch law to the contrary, should be used for purposes of this indemnity) on the part of the relevant supervisory director or managing director, no right to indemnification shall exist.

4.
The right to indemnification shall include the right to be paid by the company the expenses incurred in defending any such proceeding in advance of its final disposition. The payment of such expenses incurred by a current, former or proposed supervisory or managing director in his or her capacity as a supervisory or managing director or proposed supervisory or managing director in advance of the final disposition of a proceeding, shall be made only upon delivery to the company of a written undertaking, by or on behalf of such person seeking indemnification, to repay all amounts so advanced if it shall ultimately be determined that such person seeking indemnification is not entitled to be indemnified under this Article 17 or otherwise.

5.
The managing or supervisory director shall not accept any liability towards third parties and not enter into a settlement agreement without the prior written consent of the company. The company and the managing or supervisory director shall use all reasonable efforts, but at the company's sole expense, to cooperate in order to agree on the defense against any action against the managing or supervisory director unless such defense is not, in the opinion of counsel to the person seeking indemnification, likely to be successful.

6.
If a written claim received by the company from or on behalf of an indemnified party under this Article 17 is not paid in full by the company within ninety days after such receipt, the claimant may at any time thereafter bring suit against the company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

7.
The right to indemnification and the advancement and payment of expenses conferred in this Article 17 shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of the Articles of Association of the company, bylaw, agreement, vote of stockholders or disinterested supervisory or managing directors or otherwise.

8.
The company may maintain insurance, at its expense, to protect itself and any person who is or was serving as a supervisory or managing director of the company or is or was serving at the request of the company as a supervisory or managing director of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans against any expense, liability or loss, whether or not the company would have the power to indemnify such person against such expense, liability or loss under Dutch law.

9.
If this Article 17 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the company shall nevertheless indemnify each supervisory or managing director of the company and any person who is or was serving at the request of the company as a supervisory or managing director of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, as to costs, charges and expenses (including without limitation, attorneys' fees, judgments, penalties or fines, and amounts paid or to be paid in settlement) with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article 17 that shall not have been invalidated and to the fullest extent permitted by applicable law.

10.
For purposes of this Article 17, reference to the “company” shall include, in addition to the company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the board of supervisory directors, after) the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its supervisory or managing directors of such constituent company and so that any person who is or was a supervisory or managing director of such constituent company, or is or was serving at the request of such constituent company as a supervisory or managing director of another company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall stand in the same position under the provisions of this Article 17 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued.

11.
An amendment to this article shall not impair the rights of a person who was a supervisory director or managing director after the introduction of this article but before the amendment. The obligations of the company towards such persons shall remain in effect as if the article had not been amended.

GENERAL MEETINGS
Article 18.

1.	Not less than one general meeting shall be held each year within six months of the close of the financial year; the purpose of the meeting shall, among other things, be:
a.    to discuss the annual accounts and, if required by law, the annual report and the other information referred to in Article 2:392 (Dutch) Civil Code, unless an extension of time has been granted for the preparation of the annual accounts;

b.	to discuss whether or not to adopt the annual accounts, unless an extension of time has been granted for the preparation thereof;

c.	to determine the profit appropriation;
d.    to decide whether or not to discharge the board of management;
e.    to do all other things required by law.

2.
Within three months after the board of management first had good reason to believe that the shareholders' equity of the company has decreased to an amount equal to or less than one half of the paid-up and called parts of the share capital, a general meeting shall be acting held for the purpose of discussing any measures that may have to be taken.

Furthermore, general meetings shall be held as often as the majority of the managing directors then in office or the majority of the members of the board of super-visory directors then in office considers it necessary, without prejudice to the provisions in the next para-graph hereof.

3.	General meetings can furthermore be convened by the shareholders with due observance of the provisions in article 2:110 of the (Dutch) Civil Code.

4.
General meetings shall be held in the place where the company has its corporate seat as contained in these Articles of Association, as well as in Delft, Rotterdam, The Hague, Utrecht or Haarlemmermeer. At a general meeting, held at a different place, valid resolutions shall also be capable of being passed if the entire issued share capital is represented.

5.
The notices of general meetings and all announcements relating to shareholders and persons with meeting rights, without prejudice to the provisions of paragraph 3 of this article, must be given by or on behalf of the board of management or the board of super-visory directors. The notices and announcements will be made with due observance of the statutory provisions (including a written notice, a through electronic means of communication transmitted readable and reproducible message or an announcement made public through electronic means), and in the manner prescribed by any stock exchange at which the shares in the capital of the company have been officially listed pursuant to a request thereto from the company. The notice convening a meeting shall be given within the time limits set thereto by law.

6.	The notice convening a general meeting includes the time and place of the meeting and shall state the subjects to be considered and the other information required by law and these articles.
The notice convening the general meeting shall include the registration date and the place and the manner how the registration shall take place.

7.
If a proposal to amend the company's Articles of Association is to be dealt with, a copy of that proposal, in which the proposed amendments are stated verbatim, shall be made available for inspection to the persons who are entitled to attend meetings inter alia at the office of the company where it maintains its corporate seat, as from the day of the notice of the meeting until after the close of that meeting, and each of them shall be entitled, upon his request, to obtain a copy thereof, without charge unless such a copy is attached to the notice of the meeting.

8.
If the provisions laid down by law or by these Articles of Association in relation to giving notice of meetings, drawing up the agendas for such meetings and making available for inspection those matters which are to be dealt with have not been complied with, then valid resolutions shall nevertheless be capable of being passed, provided that the entire issued share capital be represented at the meeting in question and provided that the resolution be passed unanimously.

9.
Persons within meeting rights are those persons who (i) are shareholder or otherwise entitled to meeting rights as per the registration date, provided that (ii) the holder of the registration register has, upon request of the relevant person with meeting rights, notified the company in writing prior to the general meeting, that the relevant person with meeting rights intends to attend the meeting, regardless of who shall have meeting rights at the time of the general meeting.
The notification shall state the name of the person with meeting rights and the number of shares, for which that person shall be able to attend the meeting. The provision above under (ii) about the notice to the company also applies to the written proxy holder of a person with meeting rights, who has a written proxy.
Article 19.

1.
The chairman of the board of supervisory directors shall chair the meeting. If such chairman is not present at any such meeting, the general meeting shall itself decide who is to chair the meeting. The chairman of the meeting may adopt rules and regulations relating to the conduct of such meeting.

2.	The chairman shall appoint one of those present to act as secretary whose duty it shall be to draw up the minutes of the meeting and the chairman shall, together with the secretary, confirm and adopt the minutes, in proof of which they shall sign these. The minutes shall be entered into a register of minutes. If an official notarial record is made of the matters dealt with at a meeting then minutes need not be drawn up.

3.	Each of the persons entitled to attend meetings shall have the right to be represented at a meeting by a proxy duly authorized in writing.

4.
The board of management may decide that each person entitled to attend meetings is entitled, in person or by written proxy, through an electronic means of communication, to participate in the general meeting, to take the floor and, to the extent applicable, to exercise voting rights. In order to participate in the general meeting pursuant to the preceding sentence it is necessary that the person entitled to attend meetings can, via the selected electronic means of communication, be identified, directly take cognisance of the matters handled in the meeting and, to the extent applicable, exercise the voting rights.

5.	The board of management may attach conditions to the use of the electronic means of communication. These conditions shall be made known in the notice of the meeting.

6.	The board of management may decide that votes cast electronically prior to the general meeting shall be equivalent to votes cast during the meeting. These votes shall be cast no earlier than on the registration date as referred to in this paragraph.
For the purpose of applying this paragraph, persons with voting rights shall be those that have such rights on a date to be set in the notice of a general meeting and are registered as such in a register designated by the board of management, irrespective of who have voting rights on the shares at the time of the general meeting. The registration date may not be set earlier than the day set thereto by law.
Article 20.

1.	Each common share and each preference share entitles the holder thereof to cast one (1) vote.

2.
At general meetings the company shall not be capable of casting votes for shares in its own share capital which are held by itself or by one of its subsidiaries; nor shall it be capable of doing so for shares in its own share capital of which the company or one of its subsidiaries holds the depositary receipts for shares. Usufructuaries and pledgees of shares held by the company and its subsidiaries are not excluded from the right to vote, provided the right of usufruct or the right of pledge was established over shares before they were held by the company or one of its subsidiaries. The company or one of its subsidia-ries shall not be capable of casting votes for shares over which it has a right of usufruct or a right of pledge.

3.
When determining whether a particular proportion of the share capital is represented, or alternatively, whether a majority represents a particular proportion of the share capital, the amount of shares to which no voting rights are attached shall be subtracted from the share capital.

4.
Votes on matters of business shall be held verbally, those concerning persons by means of unsigned closed ballot papers, unless in either case the chairman of the meeting should, without objection from any of those present and entitled to vote, decide on or allow any other manner of voting. If the vote concerns an election of persons, a person entitled to attend meetings present at the relative meeting can also demand a vote by a secret ballot.

5.
All resolutions of the general meeting shall be passed with a two-thirds majority of the valid votes cast representing more than half of the issued share capital, except - without prejudice to the provisions in article 13, paragraphs 4 and 5 and article 16, paragraph 3:

(i)    for the resolutions to be passed upon recommendation by the board of supervisory directors, which resolutions (except as required in (ii) below) may be passed with an absolute majority of the votes cast, without regard to the number of shares represented at the meeting;
ii)    for the resolutions to amend the Articles of Association, which resolutions can only be passed with a two-thirds majority of the valid votes cast representing more than half of the issued share capital and further only on the proposal of the board of management, which proposal must be approved by the board of supervisory directors.

6.	Blank votes and abstentions shall not be counted as votes cast.

7.	If there is an equal division of votes on a proposal about business matters, no decision shall be taken.

8.
In the event a vote is taken to elect one of two candidates and there is an equal division of votes, it shall be decided by drawing lots which of these has been elected, under the restriction, however, that if persons from a binding nomination list are to be elected, then the higher ranking nominee is elected.

9.	The ruling concerning voting results pronounced by the chairman during the meeting shall be decisive. The same shall also apply to the contents of a resolution passed by the meeting, provided that a vote has been held about a proposal not recorded in writing.

10.
If the correctness of a ruling as referred to in the preceding paragraph is challenged, however, immediately after the ruling has been pronounced, then a new vote shall be held whenever a majority of the general meeting should wish so, or, if the original vote was not taken by call or by ballot papers, whenever any one of the person: entitled to vote should wish so.

This new vote shall nullify the legal consequences of the original vote.

11.
The board of management shall keep a record of the resolutions that have been passed. This record shall be open to inspection by the persons entitled to attend meetings at the registered office of the company. Upon request, each of them shall receive a copy of or an ex-tract from this record against payment of cost at most.

Article 21.

1.
Except if the company has usufructuaries and pledgees entitled to vote, resolutions of shareholders shall alternatively be capable of being passed in writing - which shall include telegraphic, telefax and telex messages - instead of at a general meeting, provided that these are passed with a unanimous vote of all persons who are entitled to vote.

2.
The board of management shall enter the resolutions that have been passed in the manner specified in the preceding paragraph of this article, in the register of minutes of the general meetings and shall mention this at the next general meeting.

MEETINGS OF HOLDERS OF SHARES OF A SPECIAL CLASS
Article 22.

1.
Meetings of holders of shares of a special class shall be held in all instances, which by virtue of these Articles of Association require a resolution of the meeting of holders of shares of a special class and, furthermore, whenever the board of management and/or the board of supervisory directors considers it necessary or whenever one or more persons holding the voting rights over shares of a special class submit(s) a written request to this effect to the board of management and/or the board of supervisory directors, stating exactly what issues are to be dealt with.

2.
Article 18 paragraphs 4 to 8 inclusive, Article 19 paragraphs 2 and 3 and Article 20 paragraphs 1 to 11 inclusive shall mutatis mutandis be applicable to meetings of holders of shares of a special class.

3.
If, after a request as mentioned at the end of paragraph 1, the board of management and/or the board of supervisory directors fails to convene a meeting of holders of shares of a special class, in the sense that it be held within four weeks of receipt of that request, the requestors shall themselves be empowered to convene a meeting.

4.	A meeting of holders of shares of a special class shall itself decide who is to chair its meetings.

5.	The chairman of a meeting of holders of shares of a special class shall decide upon allowing other persons to attend the meeting, apart from those holding the voting rights over the relative shares.

6.
Resolutions of a meeting of holders of shares of a special class shall alternatively be capable of being passed in writing - which shall include telegraphic, telefax and telex messages - provided these are passed unanimously by all the persons entitled to vote.

EXAMINATION BY EXPERT
Article 23.

1.
The general meeting shall have authority - and if this is required by provision of law it shall have the obligation - to instruct an expert as referred to in Article 2:393 of the (Dutch) Civil Code, whose duty it shall be to examine the annual accounts drawn up by the board of management, to lay a report of their findings before the board of management and to make a statement with regard thereto.

2.	If the general meeting fails to instruct the expert as referred to in paragraph 1 of this article, this instruction shall be made by the board of management.

3.	The instruction shall be capable of being cancelled at all times by the general meeting and by the person who instructed the expert.
FINANCIAL YEAR, ANNUAL ACCOUNTS
Article 24.

1.	The financial year of the company shall coincide with the calendar year.

2.	The board of management shall close the books of the company as at the last day of every financial year and shall within four months thereafter draw up the annual accounts and the annual report. These documents will be submitted to the board of supervisory directors. The annual accounts shall be signed by all the managing directors and supervisory directors; if any signature is missing, the reason therefore shall be stated in the annual accounts.
The company shall make the annual accounts, the annual report, the auditor's report as well as the other financial accounting documents that the company must make available pursuant to statutory regulations, available within the periods prescribed by the law and in the manner prescribed by the law.

3.
The company shall ensure that the annual accounts that have been drawn up, the annual report and the particulars that have to be added by virtue of paragraph 1 of Article 2:392 of the (Dutch) Civil Code are available at its office as from the day of the notice of the general meeting at which they are to be dealt with.

The persons entitled to attend meetings shall have the right to review these documents at the company's office and to obtain copies thereof free of charge.

4.
What has been provided in paragraphs 2 and 3 of this article in relation to the annual report and the particulars to be added by virtue of paragraph 1 of Article 2:392 of the (Dutch) Civil Code shall not be applicable if Article 2:396, paragraph 6, first sentence or Article 2:403 of the (Dutch) Civil Code is applicable to the company.

5.	The general meeting shall adopt the annual accounts. Adoption of the annual accounts shall not serve to discharge a managing director or a supervisory director.

6.
The company shall proceed to publish the documents and data mentioned in this article, if and to the extent and in the manner that this is stipulated in Articles 2:394 and following of the (Dutch) Civil Code.

DISTRIBUTIONS
Article 25.

1.	From the profits appearing from the annual accounts as adopted, such an amount shall be reserved by the company as shall be determined by the board of supervisory directors.
The profits remaining thereafter shall be treated in accordance with the provisions of the following paragraphs of this article.

2.
From the profits remaining, after application of the provisions in paragraph 1 above, and available for distribution, first a non-cumulative cash dividend calculated on the basis of the aggregate of the par value of the preference shares and any share premium paid thereon, shall be made on the preference shares, less any interim distributions made in accordance with paragraph 5 hereunder. The percentage of such dividend shall be determined by the board of supervisory directors at the time of the first issuance of the relative preference shares. This rate of dividend can be adjusted by unanimous resolution of all persons entitled to vote. Any distribution on the preference shares shall not take place if all holders of the preference shares, unanimously so decide.

3.
The profits remaining after the distribution referred to in paragraph 2 above are at the disposal of the general meeting for distribution on the common shares equally and proportionally and/or for reservation.

4.
The company can make distributions to its share-holders and other persons entitled to its profits that are capable of being distributed, but only to the ex-tent that its shareholders' equity exceeds the paid-up and called parts of its share capital increased by the reserves that it must maintain by law or under the present Articles of Association.

5.
With due observance of the provisions in paragraph 4 of article 2:105 of the (Dutch) Civil Code and in paragraph 4 of this article, the supervisory board may resolve that an interim dividend shall be paid. The supervisory board may resolve to pay interim dividend completely or partly other than in cash.

6.	The general meeting may resolve that (interim) dividends shall wholly or partly be paid otherwise than in cash.

7.	Unless the general meeting decides on a specific date dividends shall be made payable promptly after they have been declared

8.	Dividends that have not been collected within five years after they have become payable, shall be forfeited to the company.
LIQUIDATION AND WINDING UP
Article 26.

1.	In the event of the company being liquidated it shall be wound up by the board of management unless the general meeting decides otherwise.

2.	The general meeting shall decide on the remuneration of the liquidators and of those who have been charged with the supervision of the winding up.

3.	During the winding up, these Articles of Association shall, in as far as possible, remain of full force and effect.

4.
Out of the balance of the company's equity, after the expenses of liquidation and the company's debts have been paid, to the holders of preference shares shall be distributed first the amounts paid up on such preference shares. The balance remaining after application of the immediately preceding sentence shall be distributed to the holders of common shares pro rata to the amount of common shares each of such shareholders holds. No distribution upon liquidation shall be made to the company itself for shares which the company holds in its own share capital.

5.
After completion of the winding up the books and documents of the liquidated company shall for ten years remain in the custody of a person who shall be capable of being appointed for that purpose by the general meeting in their resolution to liquidate the company. If an appointment as aforesaid has not been made by the general meeting, then the appointment shall be made by the liquidators.

THE UNDERSIGNED
M.D.P. Anker, civil law notary in Amsterdam, hereby declares that the unofficial English translation of the articles of association of Core Laboratories N.V., with corporate seat in Amsterdam, immediately after execution of the abovementioned deed of amendment to the articles of association, read as per the text printed above.

Signed at Amsterdam, on 21 May 2012.
    (Signed: M.D.P. Anker)